For immediate release	Eric R. Graef
April 30, 2010	Preformed Line Products
(440) 473-9249

PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER ENDED MARCH 31, 2010

Mayfield Village, Ohio, April 30, 2010 – Preformed Line Products Company (Nasdaq:PLPC) today reported financial results for the first quarter ended March 31, 2010.

Net income for the quarter ended March 31, 2010 was $1,132,000, or $.21 per diluted share, compared to $2,722,000, or $.51 per diluted share, for the comparable period in 2009.

Net sales for the first quarter of 2010 increased 17% to $68,908,000 compared to $58,694,000 in the first quarter of 2009.

Currency translation had a positive impact on sales and net income for the quarter of $6.9 million and $.4 million, respectively.

Rob Ruhlman, Chairman and Chief Executive Officer, said, “Our overall results for the current quarter were disappointing given the 17% increase in sales.  Increases in our raw material costs and integration expenses related to the acquisition of Dulmison in December 2009 contributed to the decline in our operating profit.   The improvement in sales as a result of adding Dulmison was offset by the continuing faltering economy in Europe as well as the ongoing economic challenges in the U.S.  If we have an uptick in sales in the second quarter, there should be a corresponding improvement in leveraging our expenses.”

PAGE 2/PLP ANNOUNCES FIRST QUARTER RESULTS

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina.  The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements.  Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements" in the Company's 2009 Annual Report on Form 10-K filed with the SEC on March 15, 2010.  The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

Thousands, except per share data	Three month periods ended March 31,
	2010	2009

Net sales	$68,908	$58,694
Cost of products sold	48,883	40,116
GROSS PROFIT	20,025	18,578

Costs and expenses
Selling	6,502	5,364
General and administrative	9,478	7,052
Research and engineering	2,859	2,061
Other operating (expense) income	(145)	289
	18,694	14,766

OPERATING INCOME	1,331	3,812

Other income (expense)
Interest income	83	125
Interest expense	(170)	(109)
Other income	351	479
	264	495

INCOME BEFORE INCOME TAXES	1,595	4,307

Income taxes	561	1,590

NET INCOME	1,034	2,717

Less net (loss) attributable to noncontrolling interests, net of tax	(98)	(5)

NET INCOME ATTRIBUTABLE TO PLPC	$1,132	$2,722

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$0.22	$0.52

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$0.21	$0.51

Cash dividends declared per share	$0.20	$0.20

Weighted-average number of shares outstanding - basic	5,252	5,225

Weighted-average number of shares outstanding - diluted	5,403	5,305

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
Thousands of dollars, except share and per share data	2010	2009

ASSETS
Cash and cash equivalents	$24,751	$24,097
Accounts receivable, less allowances of $794 ($995 in 2009)	49,277	49,245
Inventories - net	58,293	56,036
Deferred income taxes	3,142	3,256
Prepaids	5,873	4,263
Other current assets	1,138	2,062
TOTAL CURRENT ASSETS	142,474	138,959

Property and equipment - net	69,592	67,766
Patents and other intangibles - net	7,988	8,087
Goodwill	6,992	6,925
Deferred income taxes	4,858	4,358
Other assets	8,514	9,277

TOTAL ASSETS	$240,418	$235,372

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$3,570	$3,181
Current portion of long-term debt	1,480	1,330
Trade accounts payable	19,484	18,764
Accrued compensation and amounts withheld from employees	9,770	8,345
Accrued expenses and other liabilities	12,106	14,720
TOTAL CURRENT LIABILITIES	46,410	46,340

Long-term debt, less current portion	7,646	3,099
Other noncurrent liabilities and deferred income taxes	15,153	15,112

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,253,140 and 5,248,298 issued and outstanding, net of 554,205 and 554,059 treasury shares at par, respectively	10,506	10,497
Paid in capital	6,448	5,885
Retained earnings	166,122	165,953
Accumulated other comprehensive loss	(11,481)	(11,369)
TOTAL PLPC SHAREHOLDERS' EQUITY	171,595	170,966
Noncontrolling interest	(386)	(145)
TOTAL SHAREHOLDERS' EQUITY	171,209	170,821

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$240,418	$235,372